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                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
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                                       FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
               SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
             SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                       OF THE SECURITIES AND EXCHANGE ACT OF 1934

                               -----------------------

                           Commission file number: 0-22293

                          IWL COMMUNICATIONS, INCORPORATED
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                (Exact Name of Registrant as Specified in its Charter)

                           IWL COMMUNICATIONS, INCORPORATED
                          12000 AEROSPACE AVENUE, SUITE 200
                                HOUSTON, TEXAS  77034
                                   (281) 482-0289

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       (Address, Including Zip Code, and Telephone Number, Including Area Code,
                     of Registrant's Principal Executive Offices)

                            COMMON STOCK, $0.01 PAR VALUE

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               (Title of Each Class of Securities Covered by this Form)

                                        NONE

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         (Titles of all Other Classes of Securities for which a Duty to File
                   Reports Under Section 13(a) or 15(d) Remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [X]       Rule 12h-3(b)(1)(ii)          [ ]
Rule 12g-4(a)(1)(ii)          [ ]       Rule 12h-3(b)(2)(i)           [ ]
Rule 12g-4(a)(2)(i)           [ ]       Rule 12h-3(b)(2)(ii)          [ ]
Rule 12g-4(a)(2)(ii)          [ ]       Rule 15d-6                    [ ]
Rule 12h-3(b)(1)(i)           [X]

     Approximate number of holders of record as of the certification or notice date: One
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     Pursuant to the requirements of the Securities Exchange Act of 1934, IWL
Communications, Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              IWL COMMUNICATIONS, INCORPORATED

Date: August 26, 1998          By: /s/ Ignatius W. Leonards
                                   ------------------------------------------
                               Name: Ignatius W. Leonards
                                    -----------------------------------------
                               Title: Chief Executive Officer
                                     ----------------------------------------

INSTRUCTIONS: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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